Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports First Quarter 2016 Results
SAN ANTONIO, Texas, April 29, 2016 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended March 31, 2016.
Consolidated Financial Results
Revenues for the first quarter of 2016 were $75.0 million, down 28% from revenues of $104.5 million in the fourth quarter of 2015 (“the prior quarter”) and down 61% from revenues of $193.8 million in the first quarter of 2015 (“the year-earlier quarter”). The decline from the year-earlier quarter was due to reduced activity and pricing as a result of lower demand for our services due to lower oil and gas prices.
Net loss for the first quarter of 2016 was $27.7 million, or $0.43 per share, compared with net loss of $48.3 million, or $0.75 per share, in the prior quarter and net loss of $12.0 million, or $0.19 per share, in the year-earlier quarter. The net loss for the first quarter of 2016 includes an $8.5 million valuation allowance taken against deferred tax assets primarily related to domestic and foreign net operating losses. While these net operating losses have been reserved in our financial statements, they have not expired and remain available to offset future taxable income. Excluding valuation allowance adjustments on deferred tax assets, our Adjusted Net Loss(1) for the first quarter was $19.2 million and Adjusted EPS(2) was a loss of $0.30 per share. This compares to Adjusted Net Loss of $18.0 million, or $0.28 per share, in the prior quarter and Adjusted Net Loss of $8.2 million, or $0.13 per share, for the year-earlier quarter, both of which also exclude the after-tax impact of impairment charges and loss on extinguishment of debt.

First quarter Adjusted EBITDA(3) was $6.4 million, down from $20.0 million in the prior quarter and down from $36.8 million in the year-earlier quarter. First quarter Adjusted EBITDA was down from the prior quarter primarily due to reduced activity in Colombia, reduced pricing and demand for our production services offerings, and lower revenues from rigs that were earning but not working.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $33.2 million in the first quarter, a 35% decrease from the prior quarter and a 66% decrease from the year-earlier quarter. Drilling rig utilization was 46% for the first quarter, down from 54% in the prior quarter and 83% in the year-earlier quarter.
Average drilling revenues per day were $25,331 in the first quarter, down from $27,730 in the prior quarter and down from $28,468 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $12,018 in the first quarter, down from $13,578 in the prior quarter and up from $10,448 in the year-earlier quarter. The decrease in Drilling Services Segment margin per day from the prior quarter was primarily due to the downward repricing of several rigs during the first quarter, reduced utilization in Colombia and accelerated early termination revenue that was recognized in the prior quarter resulting from a rig sale. The increase in Drilling Services Segment margin per day in the first quarter as compared to the year-earlier quarter was primarily attributable to the contribution from new rigs that were deployed late in 2015, rigs that were earning but not working and the disposal of mechanical and lower horsepower electric drilling rigs from our fleet late during 2015 which generally earned lower margins per day. Excluding the impact from early terminated rigs earning revenue but not working, margin per day in the first quarter was approximately $9,300.
In response to the downturn in our industry, term contracts for 19 of our drilling rigs have been early terminated since late 2014, resulting in approximately $62.8 million of early termination payments. Revenues derived from these early terminations are deferred and recognized over the remainder of the original term of the drilling contracts. We recognized $49.2 million and $0.3 million of revenue for early termination payments during the years ended December 31, 2015 and 2014, respectively. We recognized $7.1 million during the first quarter of 2016 and we will recognize the remaining $6.2 million during the second and third quarters of 2016. We have received all of the early termination payments associated with these 19 early terminations.
We currently have 13 domestic drilling rigs earning revenues, 10 of which are under term contracts. Of these 10, two are earning early termination revenues. Three of our eight drilling rigs in Colombia are currently under term contracts, but are on standby and not earning revenue.
Production Services Segment
Revenue for the Production Services Segment was $41.8 million in the first quarter, down 22% from the prior quarter and down 56% from the year-earlier quarter due to decreased activity and pricing for our services. Production Services Segment margin(4) as a percentage of revenue was 17% in the first quarter, down from 19% in the prior quarter and down from 28% in the year-earlier quarter. Production Services Segment margin was down as compared to the prior quarter due to continued weakening in activity and pricing, partially offset by actions we have taken to reduce our cost structure in response to the downturn. Well servicing average pricing was $519 per hour in the first quarter, down from $562 in the prior quarter and $619 in the year-earlier quarter. Well servicing rig utilization was 44% in the first quarter, down from 55% in the prior quarter and 79% in the year-earlier quarter. Coiled tubing utilization was 24% in the first quarter, down from 25% in the prior quarter and 33% in the year-earlier quarter.
Comments from Our President and CEO
"With the continued weakness in commodity prices and dramatic curtailment of spending by oil and gas producers, we are focused on prudently managing our cash position and cost structure. Our employee count is down approximately 65% from the peak in 2014 and general and administrative expenses in the first quarter of 2016 are down approximately 40% from the fourth quarter of 2014,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.
“We have maintained our solid cash position and reduced net debt during this downturn. We continue to believe that we should be able to fund most, if not all, of our capital needs in 2016 from operating cash flow and with proceeds from the sale of some SCR drilling rigs. We continue to diligently reduce expenses throughout the company to better match market conditions. Our 2016 capital expenditure budget of $25 million, which is primarily for maintenance expenditures, is designed to keep our fleet of premium equipment highly competitive and well positioned to participate in a market upswing.
“Other than earning not working revenues falling off, our U.S. drilling utilization and pricing stabilized during the quarter. We have been able to keep our two spot AC rigs working and are confident that as other rigs come off term in 2016, we will be able to renew those contracts as well. In April, we mobilized our most recently completed new-build to begin work in the Permian. The Colombia market remains weak, but as oil prices improve we believe the Colombia market will improve as well.
"Our Production Services business took another leg down after oil prices dipped below $30 in February. Activity levels declined further, especially in Well Services, and pricing was further negatively impacted. As oil prices have recovered to the mid-$40 level in late April, we are beginning to see signs of improving demand. However, the impact of this will not be realized until late this quarter or early next quarter. We are fortunate to be well established with a solid customer base in some of the most active basins."
Second Quarter 2016 Guidance
In the second quarter of 2016, drilling rig utilization is estimated to average 40% to 43%. Drilling Services Segment margin is estimated to be approximately $10,500 to $11,000 per day, which includes recognition of $4.4 million of revenues from rigs earning early termination revenue but not working. Excluding early termination revenue, we estimate Drilling Services Segment margin to be $8,300 to $8,800 per day in the second quarter, which assumes the three contracted rigs in Colombia remain idle for the remainder of the second quarter. Production Services Segment revenue in the second quarter is estimated to be down approximately 10% to 14% compared to the first quarter of 2016 reflecting an anticipated decrease in customer spending. Production Services Segment margin is estimated to be 17% to 20% of revenues in the second quarter.
Liquidity
Working capital at March 31, 2016 was $41.1 million, down from $45.2 million at December 31, 2015. Our cash and cash equivalents were $18.7 million, up from $14.2 million at year-end 2015.
The increase in cash and cash equivalents during the three months ended March 31, 2016 is primarily due to $9.6 million of cash provided by operating activities, which includes early termination payments made on certain drilling contracts, and $0.5 million of proceeds from the sale of assets, partially offset by $5.5 million of cash used for purchases of property and equipment. We currently have $17.3 million in committed letters of credit and $95 million outstanding under our $200 million revolving credit facility.
Capital Expenditures
Cash capital expenditures in the first quarter were $5.5 million, including capitalized interest. The $25 million of estimated 2016 cash capital expenditures is primarily for routine and maintenance requirements, but also includes approximately $8 million of carryover expenditures for the new drilling rigs delivered in 2015 and certain drilling equipment that was ordered in 2014, but required a long lead time for delivery.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until May 6. To access the replay, dial (201) 612-7415 and enter the pass code 13634011.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.

About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2015, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, any loss on extinguishment of debt and any impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

(5)	Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2016	2015	2015

Revenues:
Drilling services	$33,184	$98,415	$51,106
Production services	41,768	95,399	53,367
Total revenues	74,952	193,814	104,473

Costs and expenses:
Drilling services	17,440	62,295	26,082
Production services	34,849	68,769	43,303
Depreciation and amortization	29,824	41,782	35,411
General and administrative	16,508	21,860	16,994
Bad debt expense (recovery)	(55)	319	170
Impairment charges	—	5,990	49,504
Loss (gain) on dispositions of property and equipment	(600)	1,133	(1,705)
Total costs and expenses	97,966	202,148	169,759
Loss from operations	(23,014)	(8,334)	(65,286)

Other (expense) income:
Interest expense, net of interest capitalized	(6,254)	(5,455)	(5,547)
Loss on extinguishment of debt	—	—	(1,696)
Other	(389)	(2,680)	368
Total other expense	(6,643)	(8,135)	(6,875)

Loss before income taxes	(29,657)	(16,469)	(72,161)
Income tax benefit	1,958	4,450	23,861
Net loss	$(27,699)	$(12,019)	$(48,300)

Loss per common share:
Basic	$(0.43)	$(0.19)	$(0.75)
Diluted	$(0.43)	$(0.19)	$(0.75)

Weighted-average number of shares outstanding:
Basic	64,576	63,991	64,451
Diluted	64,576	63,991	64,451

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2016	December 31, 2015
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$18,669	$14,160
Receivables, net of allowance for doubtful accounts	65,423	79,816
Inventory	8,501	9,262
Assets held for sale	4,276	4,619
Prepaid expenses and other current assets	6,678	7,411
Total current assets	103,547	115,268

Net property and equipment	679,268	702,585
Intangible assets, net of accumulated amortization	1,551	1,944
Deferred income taxes	22	18
Other long-term assets	2,137	2,178
Total assets	$786,525	$821,993

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,966	$16,951
Deferred revenues	7,878	6,222
Accrued expenses	41,596	46,869
Total current liabilities	62,440	70,042

Long-term debt, less debt issuance costs	387,621	387,217
Deferred income taxes	16,288	17,520
Other long-term liabilities	5,064	4,571
Total liabilities	471,413	479,350
Total shareholders’ equity	315,112	342,643
Total liabilities and shareholders’ equity	$786,525	$821,993

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended
	March 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(27,699)	$(12,019)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,824	41,782
Allowance for doubtful accounts, net of recoveries	(55)	319
(Gain) loss on dispositions of property and equipment, net	(600)	1,133
Stock-based compensation expense	1,177	405
Amortization of debt issuance costs, discount and premium	424	413
Impairment charges	—	5,990
Deferred income taxes	(2,201)	(5,403)
Change in other long-term assets	15	440
Change in other long-term liabilities	492	503
Changes in current assets and liabilities	8,250	31,318
Net cash provided by operating activities	9,627	64,881

Cash flows from investing activities:
Purchases of property and equipment	(5,532)	(45,675)
Proceeds from sale of property and equipment	477	6,276
Proceeds from insurance recoveries	—	37
Net cash used in investing activities	(5,055)	(39,362)

Cash flows from financing activities:
Debt repayments	—	(25,002)
Debt issuance costs	(20)	(5)
Proceeds from exercise of options	—	601
Purchase of treasury stock	(43)	(359)
Net cash used in financing activities	(63)	(24,765)

Net increase in cash and cash equivalents	4,509	754
Beginning cash and cash equivalents	14,160	34,924
Ending cash and cash equivalents	$18,669	$35,678

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended
	March 31,		December 31,
	2016	2015	2015

Drilling Services Segment:
Revenues	$33,184	$98,415	$51,106
Operating costs	17,440	62,295	26,082
Drilling Services Segment margin(1)	$15,744	$36,120	$25,024

Average number of drilling rigs	31.0	46.2	37.4
Utilization rate	46%	83%	54%

Revenue days - working	1,014	3,008	1,452
Revenue days - earning but not working	296	449	391
Total revenue days	1,310	3,457	1,843

Average revenues per day	$25,331	$28,468	$27,730
Average operating costs per day	13,313	18,020	14,152
Drilling Services Segment margin per day(2)	$12,018	$10,448	$13,578

Production Services Segment:
Revenues	$41,768	$95,399	$53,367
Operating costs	34,849	68,769	43,303
Production Services Segment margin(1)	$6,919	$26,630	$10,064

Combined:
Revenues	$74,952	$193,814	$104,473
Operating costs	52,289	131,064	69,385
Combined margin	$22,663	$62,750	$35,088

Adjusted EBITDA(3)	$6,421	$36,758	$19,997

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. We believe that Drilling Services Segment margin and Production Services Segment margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services Segment margin and Production Services Segment margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer Energy Services Corp.'s management. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of combined Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per revenue day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, any loss on extinguishment of debt and any impairments. We use this non-GAAP measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2016	2015	2015

Combined margin	$22,663	$62,750	$35,088

General and administrative	(16,508)	(21,860)	(16,994)
Bad debt (expense) recovery	55	(319)	(170)
Gain (loss) on dispositions of property and equipment	600	(1,133)	1,705
Other income (expense)	(389)	(2,680)	368
Adjusted EBITDA(3)	6,421	36,758	19,997

Depreciation and amortization	(29,824)	(41,782)	(35,411)
Impairment charges	—	(5,990)	(49,504)
Interest expense	(6,254)	(5,455)	(5,547)
Loss on extinguishment of debt	—	—	(1,696)
Income tax benefit	1,958	4,450	23,861
Net loss	$(27,699)	$(12,019)	$(48,300)

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,		December 31,
	2016	2015	2015

Net loss as reported	$(27,699)	$(12,019)	$(48,300)
Impairment charges	—	5,990	49,504
Loss on extinguishment of debt	—	—	1,696
Tax benefit related to adjustments	—	(2,156)	(18,964)
Valuation allowance adjustments on deferred tax assets	8,480	—	(1,981)
Adjusted net loss(4)	$(19,219)	$(8,185)	$(18,045)

Basic weighted average number of shares outstanding, as reported	64,576	63,991	64,451
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	64,576	63,991	64,451

Adjusted (diluted) EPS(5)	$(0.30)	$(0.13)	$(0.28)

Diluted EPS as reported	$(0.43)	$(0.19)	$(0.75)

(4)Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure for evaluating our core operating performance, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended
	March 31,		December 31,
	2016	2015	2015

Drilling Services Segment:
Routine and tubulars	$298	$6,015	$2,514
Discretionary	317	2,934	1,538
Fleet additions	1,313	20,582	20,621
	1,928	29,531	24,673
Production Services Segment:
Routine	2,450	4,527	3,020
Discretionary	765	3,255	827
Fleet additions	389	8,362	705
	3,604	16,144	4,552
Net cash used for purchases of property and equipment	5,532	45,675	29,225
Net effect of accruals	(39)	3,141	(17,016)
Total capital expenditures	$5,493	$48,816	$12,209

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of April 29, 2016

Drilling Services Segment:

Electric drilling rigs (by horsepower rating):
1000 HP	2
1200 to 2000 HP	29
Total	31

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	114
600 HP	11
Total	125

Wireline units	125

Coiled tubing units	17